EXHIBIT 10.18
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                                    SIS CORP
                              The Global Connection

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                            SUBCONTRACTING AGREEMENT

This Agreement is made as of the 1st day of September, 1996, by and between SISCORP, Inc., (hereafter "Professional") a corporation duly incorporated under the laws of Delaware with primary business located at 16 Weston Street, Derry, New Hampshire 03038 with a satellite office at 1101 Pennsylvania Avenue, N.W., Suite 400, Washington, D.C. 20004 and Skysat Communications Network Corporation (hereafter "Corporation"), a corporation duly incorporated under the laws of Delaware, with principal offices at 405 Lexington Avenue, New York, New York 10174.

                                    RECITALS

WHEREAS, the Corporation is engaged in both the development of "communication" opportunities using a high altitude UAV airship and "cargo carrying" opportunities using a low altitude UAV airship and is interested in U.S. government participation in the funding of these developmental efforts.

WHEREAS, the Professional has extensive Legislative experience and special skills and capabilities related to government participation in the funding of commercial development efforts; and

WHEREAS, the Corporation wishes to retain the services of the Professional and the Professional desires to be retained by the Corporation; NOW, THEREFORE, the Professional and the Corporation agree as follows:

1.   Appointment and Duties of Professional

          a. The Professional is appointed by the Corporation to perform on behalf of (or for) the Corporation the following activities: The Professional will support the Corporation's business development activities both domestic and internationally. The Professional will support the Corporation and its clients in interfacing with Congressional members and staff.

               In performing these functions for the Corporation, the Professional will report directly to the Skysat Chairman/CEO or his designated representative.


          1101 Pennsylvania Ave, NW. Ste 400; Washington DC 20O04-2504
                       (202) 637-3840 FAX (202) 637-3860
        16 Weston Street, Derry NH 03038 (603) 896-8218 FAX 603-898-3929
 3120 N A1A, P2-5, N. Hutchinson IS., FL 34949 (407) 489-2524 FAX 407-468-8536


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          b.   The Professional is expected to perform in accordance with high
               Professional and ethical standards and shall devote the time reasonably necessary to fulfill the terms of this Agreement. The Professional's conduct shall be in accordance with the applicable laws, regulations, and policies of the United States. The Professional shall seek to enhance the good reputation and best interest of the Corporation and shall refrain from any conduct tending to affect adversely the Corporation, its business, or its reputation.

          c. The Professional's appointment is based on representations made by the Professional to the Corporation about the Professional's experiential qualifications and the Corporation's knowledge of Professional's success in dealing with the Congressional Branch of Government. The Professional does not authorize the Corporation to include the Professional's resume and other information submitted to the Corporation by the Professional in the Corporation submissions to clients or prospective clients.

          d. In performing services for the Corporation, the Professional shall be an independent contractor, not an employee or agent of the Corporation. The professional shall have no authority to bind the Corporation to any commitment, agreement, or promise without the prior written authorization of an officer of the Corporation. The Professional shall not be the beneficiary of any Corporation employee benefits except as expressly stated in the Agreement.

2.   Compensation of the professional

          a. The Professional shall receive compensation at the rate of $10,000 (ten thousand dollars) per month starting 1 September 1996.

          b. The Professional shall be reimbursed for approved travel expenses incurred on business outside the Washington D.C. area.

          c. The Professional shall be responsible for taxes due on the compensation paid by the Corporation and for any insurance, workmen's compensation, and other charges applicable to self-employment.


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               d. All monthly compensation shall be paid to the Professional by check payable to SISCORP and mailed to 16 Weston Street, Derry, NH 03038 within first ten days of the month.

               e. The professional shall receive 25,000 warrants to buy common stock at an exercise price of $1.00 per share for a period of five years.

3.   Term and Termination

          a. This Agreement shall be in effect from the effective date first stated above until 30 September 1997. Either party may terminate the Agreement earlier upon thirty (30) days written notice.

4.   Confidentiality

          a. The Professional shall use any information disclosed to the Professional under this Agreement only to perform services hereunder. The Professional shall respect and take reasonable precautions to safeguard, consistent with the Corporation policies, the patents, trade secrets, copyrights, trademarks, other proprietary materials, classified documents, and other confidential information of the Corporation and its clients.

          b. During and following their term of this Agreement, the Professional shall not disclose to others or convert to the Professional's own use, any confidential information of the Corporation or the Corporation's clients except insofar as such information (i) is already known to the Professional; (ii) is or becomes publicly known through no act of the Professional; (iii) is rightfully received from a third party without restriction or breach of confidentiality; (iv) is approved for public release by written authorization of the Corporation or its clients; or (v) is disclosed pursuant to the requirement of a court, other governmental agency or legal proceeding.

          c. All business and technical information and analysis developed in connection with the Professional's services shall be the exclusive property of the Corporation or its clients. All information furnished to the Professional in connection with


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               this Agreement (including any copies, notations, or computations based on such information) shall be returned to the Corporation at the termination of the Agreement.

          d. The professional shall not acknowledge the existence of this Agreement without prior approval of Chairman/CEO of Corporation except as required for tax purposes. Violation of this confidentiality will result in immediate termination of agreement.

     e. During this period of the Professional's retention pursuant to this Agreement and for six (6) months following the date of termination of the Professional's retention, the Professional or any of his employees shall not directly or indirectly engage in the business of, or own or control any interest in (except as a passive investor owning less than 5% of the equity securities or a publicly owned company), or act as director of, officer of, employee of, or Professional to, or participate in or render any service to or be in any other way connected with, any individual, partnership, joint venture, corporation or other business entity directly or indirectly engaged in, participating in, or competing with, the business carried out by the Company anywhere in the world. In addition, during the periods described above, the Professional shall not solicit customers of the Company for such competing business or entice employees from the Company or from any of the Company's subsidiaries.

     f. If the period of time or geographical areas specified in paragraph 4 are determined to be unreasonable in any judicial proceeding, the period of time or areas of restriction shall be reduced so that this Agreement may be enforced in such areas and during such period of time as shall be determined to be reasonable.

     g. The Professional acknowledges and agrees that in view of the unique quality of the services provided to the Company by the Professional and the fact that the Company's business heavily depends upon its proprietary information, the remedies of the Company at law for breach by the Professional of any of the restrictions contained in paragraph 4 will be inadequate and that the Company, without in any way limiting any of its other rights at law or in equity, shall be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving irreparable damages.


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5.   Non-Assignment

This Agreement and all rights hereunder are personal to the Professional and shall not be assignable; provided, however, all of the Professional's rights under this Agreement shall inure to the benefit of the Professional's successors or designees or other legal representatives. Any person, firm or corporation succeeding to the business of the company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, the Company shall, notwithstanding such assumption or assignment, remain liable and responsible for the fulfillment of its obligations under this Agreement.

6.   Invalidity

The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.

7.   Entire Agreement

This Agreement constitutes the entire agreement among the parties respecting the subject matter hereof and supersedes any prior agreements respecting the subject matter hereof. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties, and no discharge of the terms of this Agreement shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

8.   Notice

Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, or the parties at the addresses set forth at the beginning of this Agreement, or at such other places that either party by designate by notice to the other. Such notice shall be deemed effectively given five (5) days after the same has been deposited as certified or registered mail, return receipt requested, in a post box under the exclusive control of the United States postal Service.


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9.   Indemnification

The Professional shall indemnify the Corporation against any claims, losses, liabilities, damages and costs (including attorney fees) arising from the Professional's breach of any representations, warranties, or covenants under this Agreement, including but not limited to unauthorized actions taken by the Professional in the Corporation's name and improper disclosures or uses of confidential information.

10.  Governing Law

This Agreement has been made in and shall be interpreted according to the laws of the State of New York without any reference to the conflicts of laws rules thereof. The parties hereto submit to the jurisdiction of the courts of the State of New York for the purpose of any actions or proceedings which may be required to enforce the provisions of this Agreement.

SKYSAT COMMUNICATION                    SISCORP., Inc.
NETWORK CORPORATION

/s/ Martin D. Fife                      /s/ Francis R. Shottes
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Martin D. Fife                          Francis R. Shottes
Chairman/CEO                            President